Ford


NEWS

Contact:        George Pipas
                313-323-9216
                gpipas@ford.com

Go to http://media.ford.com for news releases and high-resolution photographs.

IMMEDIATE RELEASE
-----------------

FORD'S F-SERIES TRUCK SETS MONTH AND YEAR-TO-
DATE RECORDS WITH SEPTEMBER SALES OF 99,720

--------------------------------------------------------------------------------

o F-Series' September sales climbed 22 percent from last year's record sales; 2004 year-to-date sales now total 697,938. New F-Series Super Duty off to a fast start.
o Mercury Mariner debuts and helps Mercury brand post sales increase of 6 percent.
o Volvo sets new September sales record.
o Ford's overall September sales were 282,656, down 4 percent. Car sales declined 19 percent but truck sales were 2 percent higher.


--------------------------------------------------------------------------------


DEARBORN, Mich., Oct. 1 - Ford's F-Series truck, America's best-selling vehicle for 22 years in a row and counting, set a new September record with sales of 99,720, up 22 percent from last year's record sales. September was the second highest F-Series sales for any month in the 56-year history of the truck - eclipsed only by the 102,424 units sold in October 2001 - and the thirteenth month in a row of higher F-Series sales. Year-to-date, F-Series sales totaled 697,938, which is a record for the first nine months.

"The new F-150 set a new standard for full-size pickups when it was introduced last September," said Jim O'Connor, Ford group vice president, North American Marketing, Sales and Service.

"This year, the new F-Series Super Duty debuted during NFL Kickoff Weekend and its sales eclipsed even those of the F-150 in its introduction month. Suffice it to say, we expect our 'Built Ford Tough' F-Series to remain America's truck for years to come."

Overall, U.S. customers purchased or leased 282,656 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in September, down 4 percent compared with a year ago. As in past months, sales of passenger cars have been weak. September car sales declined 19 percent compared with a year ago. Truck sales were up 2 percent.

"We're confident car sales will improve in the fourth quarter," said O'Connor.

Shipments of the all-new Ford Five Hundred and Mercury Montego sedans and Ford Freestyle crossover SUV began in September and will be officially introduced in October and November. The all-new Ford Mustang coupe will debut in November.

Year-to-date through September, the company's sales were 2.5 million, down 5 percent compared with the same period a year ago.

The Mercury Mariner was introduced in late September and it helped boost Mercury brand sales 6 percent compared with a year ago.

Volvo sales were 10,541, up 1 percent from last year's record sales. Sales for the new S40 sedan were more than double the level of sales for the old model a year ago.

                                       ###